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Exhibit 99.2

INVESTOR INFORMATION

Annual Meeting

        The Annual Meeting of Shareholders will be held at the Radisson South, 7800 Normandale Boulevard, Minneapolis, Minnesota on April 17, 2002 at 2:00 p.m. local time. All shareholders are welcome to attend and take part in the discussion of Company affairs.

Board of Directors

Bradley D. Slye
 Chairman of the Board
President, Electro-Sensors, Inc.

P. R. Petersen
 President, P. R. Petersen Company
Secretary, Electro-Sensors, Inc.

John S. Strom
 Retired

Joseph A. Marino
 President/CEO, Applied Biometrics, Inc.

Geoffrey W. Miller
 VP of Operations and Finance, Amsan MN, Inc.

Officers

Bradley D. Slye
President

P. R. Petersen
 Secretary

Transfer Agent & Registrar

Firstar Trust Company
Corporate Trust Services
1555 North River Center Drive
Suite 301
Milwaukee, WI 53212

Auditors

Schweitzer Karon & Bremer, LLC
1400 TCF Tower
Minneapolis, MN 55402

Counsel

Fredrickson & Byron, P.A.
1100 International Centre
900 Second Avenue South
Minneapolis, MN 55402

Exchange Listing

The Nasdaq Stock Market (Small Cap Tier)
Common Stock
Stock Trading Symbol: ELSE

Form 10-KSB

        The Form 10-KSB report included in this annual report to shareholders has been filed with the Securities and Exchange Commission ("SEC"). However, the SEC takes no action to approve or disapprove the report or to pass upon its accuracy or adequacy. This report is not intended to be used, nor may it be used, as a representation, prospectus or circular in respect to any security; it is published and furnished solely as information for the benefit of the Company's shareholders.

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INVESTOR INFORMATION